EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CVR Energy, Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 333-146907 and 333-148783) on Form S-8 and (No. 333-151787) on Form S-3 of CVR Energy, Inc. of our reports dated February 29, 2012, with respect to the consolidated balance sheets of CVR Energy, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 Annual Report on Form 10-K of CVR Energy, Inc.

        Our report dated February 29, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states the scope of management's assessment of the effectiveness of internal control over financial reporting includes all of the Company's consolidated operations except for the operations of Gary-Williams Energy Company, LLC and its wholly-owned subsidiaries (GWEC), which the Company acquired on December 15, 2011. GWEC's operations represent 2% of the Company's consolidated revenues for the year ended December 31, 2011 and assets associated with GWEC's operations represent 29% of the Company's consolidated total assets as of December 31, 2011. Our audit of internal control over financial reporting of CVR Energy, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of GWEC's operations.

/S/ KPMG LLP

Houston, Texas
February 29, 2012